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Exhibit 4

AMENDMENT NO. 1
TO SECOND AMENDED AND RESTATED LOAN AGREEMENT

    This Amendment No. 1 to Second Amended and Restated Loan Agreement (this "Amendment") dated as of December 31, 2001 is made with reference to the Second Amended and Restated Loan Agreement, dated as of June 29, 2001 (the "Loan Agreement"), among Eldorado Resorts LLC (the "Borrower"), the Banks referred to therein, and Bank of America, N.A., as Administrative Agent. Capitalized terms used in this Amendment but not defined herein are used with the meanings set forth for those terms in the Loan Agreement. The Borrower and the Administrative Agent, acting on behalf of the Majority Banks in accordance with Section 11.2 of the Loan Agreement hereby agree as follows:

    1. Additional Pricing Tiers—Section 1.1. Section 1.1 of the Loan Agreement is amended so that the definition of "Applicable Percentage" reads in full as follows:

"Applicable Percentage" means, during each calendar month, the per annum percentage set forth below opposite the Pricing Leverage Ratio set forth in the then most recently delivered Pricing Certificate (a) with respect to each Base Rate Loan, in the column headed "Base Rate", (b) with respect to each Eurodollar Rate Loan, in the column headed "Eurodollar Rate", and (c) with respect to each Letter of Credit, in the column headed "Letter of Credit Fees":

Pricing Leverage Ratio	Base Rate	Eurodollar Rate	Letter of Credit Fees
Less than 2.00 to 1.00	0.5000%	1.5000%	1.5000%
Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	0.7500%	1.7500%	1.7500%
Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	1.0000%	2.0000%	2.0000%
Greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00	1.2500%	2.2500%	2.2500%
Greater than or equal to 3.50 to 1.00 but less than 4.00 to 1.00	1.5000%	2.5000%	2.5000%
Greater than or equal to 4.00 to 1.00	1.7500%	2.7500%	2.7500%

    2. Waiver of Total Debt to EBITDA Ratio Covenant for September 30, 2001. Borrower hereby represents that its Total Debt to EBITDA Ratio for the Fiscal Quarter ended September 30, 2001 was 4.64 to 1.00 (in excess of the maximum level of 3.85 to 1.00 set forth in Section 6.13 of the Loan Agreement) and acknowledges that its failure to observe this covenant constitutes an Event of Default under the Loan Agreement. In reliance upon this representation, the Administrative Agent, acting on behalf of the Majority Banks, agrees to waive such Event of Default and the application of the Total Debt to EBITDA Ratio covenant for the Fiscal Quarter ended September 30, 2001.

    3. Additional Limitation on Repurchase of Subordinated Obligations. Section 6.1 of the Loan agreement is hereby amended to read in full as follows (with the added text shown as underscored and in bold for the convenience of the reader):

      "6.1 Payment of Subordinated Obligations. Pay any (a) principal (including sinking fund payments) or any other amount (other than scheduled interest payments) with respect to any Subordinated Obligation, or purchase or redeem (or offer to purchase or redeem) any Subordinated Obligation, or deposit any monies, securities or other Property with any trustee or other Person to provide assurance that the principal or any portion thereof of any Subordinated Obligation will be paid when due or otherwise to provide for the defeasance of any Subordinated Obligation or (b) scheduled interest on any Subordinated Obligation unless (i) the payment thereof is then permitted pursuant to the terms of the Indenture governing such Subordinated Obligation, (ii) no Default under the covenants contained in Sections 6.12, 6.13, 6.14 or 6.15 has occurred and remains continuing or would, giving pro forma effect to the making of such payment, occur as of the next date upon which compliance with such covenants is tested, (iii) no other Event of Default has then occurred and remains continuing or if the making of such payment would result in the occurrence of a Default or an Event of Default, (iv) the aggregate amount of any such payment pursuant to clause (a) above does not then or will not as a result of the making of such payment exceed $25,000,000 in the aggregate, and (v) following December 31, 2001, Borrower shall not make any payment of principal with respect to any Subordinated Obligation, purchase or redeem any Subordinated Obligation, or make any offer to do so, unless, giving pro forma effect thereto, the Total Debt to EBITDA Ratio for the then most recently ended Fiscal Quarter is not greater than 3.85 to 1.00."

    4. Amendment to Total Debt to EBITDA Ratio. Section 6.13 of the Loan Agreement is hereby amended to read in full as follows:

      "6.13 Total Debt to EBITDA Ratio. Permit the Total Debt to EBITDA Ratio as of the last day of any Fiscal Quarter ending during a period set forth in the matrix below, to be greater than the ratio set forth opposite that period (it being understood that for the Fiscal Quarter ended September 30, 2001, this covenant shall not apply):

Fiscal Quarters Ended	Maximum Total Debt to EBITDA Ratio
December 31, 2001 through December 31, 2002	4.25 to 1.00
March 31, 2003 and thereafter	4.00 to 1.00."

    5. Amendment Fee. Borrower agrees to pay an amendment fee to the Administrative Agent for the ratable account of each Bank of 20 basis points times their respective Pro Rata Shares on or before the effective date of the Amendment.

    6. Conditions Precedent. The effectiveness of this Amendment shall be subject to the conditions precedent that:

  (a)
  The Administrative Agent shall have received counterparts of this Amendment executed by Borrower;

  (b)
  Eldorado Capital, which has guaranteed the Obligations of the Borrower, shall have executed a written consent hereto in the form of Exhibit A hereto;

  (c)
  The Administrative Agent shall have received written consents hereto from the Majority Banks substantially in the form of Exhibit B hereto; and

  (d)
  Payment to the Administrative Agent of the Amendment Fee described above.

    7. Representation. The Borrower hereby represents and warrants to the Agent and the Banks that (a) no Default or Event of Default has occurred under the Loan Agreement and remains continuing, (b) the representations and warranties in the Loan Agreement are true as of the date of this Amendment (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date), (c) this Amendment is within the Borrower's powers, has been duly authorized, and does not conflict with the Borrower's organizational papers, and (d) this Amendment does not conflict with any law, agreement or obligation by which the Borrower is bound.

    8. Expenses. The Borrower confirms its obligations to pay the reasonable expenses of the Administrative Agent in connection with the preparation of this Amendment.

    9. Counterparts. This Amendment may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

    10. Confirmation. In all other respects, the terms of the Loan Agreement and the Loan Documents executed in connection therewith are hereby confirmed.

    IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above by their duly authorized representatives.

BORROWER:
ELDORADO RESORTS LLC, a Nevada limited liability company
By:	/s/ DONALD L. CARANO Donald L. Carano, Chief Executive Officer
BANK OF AMERICA, N.A. as Administrative Agent
By:	/s/ JANICE HAMMOND Janice Hammond, Vice President

Exhibit A

CONSENT OF GUARANTOR

    Reference is hereby made to the Second Amended and Restated Loan Agreement, dated as of June 29, 2001, among Eldorado Resorts LLC, the Banks referred to therein, and Bank of America, N.A., as Administrative Agent. By executing this Consent of Guarantor, Eldorado Capital Corp., a Nevada corporation, consents to the execution, delivery and performance of that certain Amendment No. 1 to Second Amended and Restated Loan Agreement dated as of the date hereof, and acknowledges that the Amended and Restated Guaranty, dated as of June 29, 2001, executed by the undersigned in favor of Bank of America, N.A., as Administrative Agent, and the Banks referred to therein, remains in full force and effect.

Dated December 31, 2001
ELDORADO CAPITAL CORP., a Nevada corporation
By:	/s/ DONALD L. CARANO
Title:	President

Exhibit B

CONSENT OF LENDER

    This Consent of Lender is executed by the undersigned Lender with reference to that certain Second Amended and Restated Loan Agreement, dated as of June 29, 2001, among Eldorado Resorts LLC, the Banks referred to therein, and Bank of America, N.A., as Administrative Agent. The undersigned hereby consents to the execution, delivery and performance of Amendment No. 1 to Second Amended and Restated Loan Agreement, substantially in the form presented to the undersigned as a draft.

Bank of America, N.A. [Name of Lender]

By:	/s/ SCOTT FABER
Title:	Managing Director
Dated:	December 31, 2001

Exhibit B

CONSENT OF LENDER

    This Consent of Lender is executed by the undersigned Lender with reference to that certain Second Amended and Restated Loan Agreement, dated as of June 29, 2001, among Eldorado Resorts LLC, the Banks referred to therein, and Bank of America, N.A., as Administrative Agent. The undersigned hereby consents to the execution, delivery and performance of Amendment No. 1 to Second Amended and Restated Loan Agreement, substantially in the form presented to the undersigned as a draft.

U.S. Bank [Name of Lender]

By:	/s/ JACK W. PRESCOTT
Title:	Senior Vice President
Dated:	December 31, 2001

Exhibit B

CONSENT OF LENDER

    This Consent of Lender is executed by the undersigned Lender with reference to that certain Second Amended and Restated Loan Agreement, dated as of June 29, 2001, among Eldorado Resorts LLC, the Banks referred to therein, and Bank of America, N.A., as Administrative Agent. The undersigned hereby consents to the execution, delivery and performance of Amendment No. 1 to Second Amended and Restated Loan Agreement, substantially in the form presented to the undersigned as a draft.

Wells Fargo Bank [Name of Lender]

By:	/s/ DEBBIE FUETSCH
Title:	Vice President
Dated:	December 31, 2001

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Exhibit 4
AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED LOAN AGREEMENT
Exhibit A CONSENT OF GUARANTOR
Exhibit B CONSENT OF LENDER
Exhibit B CONSENT OF LENDER
Exhibit B CONSENT OF LENDER